Exhibit 5.1
Phone:	215-569-5500

Fax:	215-569-5555
November 13, 2009
A.C. Moore Arts & Crafts, Inc.
130 A.C. Moore Drive,
Berlin, New Jersey 08009
Gentlemen:
     We have acted as counsel to A.C. Moore Arts & Crafts, Inc. (the “Company”) in connection with the preparation of the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of up to 4,100,000 shares (the “Shares”) of the Company’s common stock, no par value (“Common Stock”), pursuant to the A.C. Moore Arts & Crafts, Inc. 2007 Stock Incentive Plan, as amended (the “Plan”). This opinion is furnished pursuant to the requirements of Item 601(b)(5) of Regulation S-K.
     Although as counsel to the Company we have advised the Company in connection with matters referred to us by it, our services are limited to specific matters so referred. Consequently, we do not have knowledge of other transactions in which the Company has engaged or its day-to-day operations.
     In rendering this opinion, we have examined copies of only the following documents: (i) the Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws; (ii) resolutions adopted by the Board of Directors and the minutes of the meeting of the Company’s shareholders related to the amendment of the Plan; (iii) the Registration Statement; (iv) the Plan; and (v) a certification from an officer of the Company. We have not performed any independent investigation in rendering this opinion other than the document examination described. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. In rendering this opinion, we have assumed that (i) the Shares will be issued in accordance with the terms and conditions of the Plan; and (ii) at the time of issuance of any Shares, there shall be a sufficient number of duly authorized and unissued shares of Common Stock to accommodate such issuance.
     This opinion is limited to the laws of the Commonwealth of Pennsylvania.

November 13, 2009

     Based upon and subject to the foregoing and the qualifications and limitations set forth herein, we are of the opinion that the Shares offered pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Plan will be validly issued, fully paid and non-assessable.
     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.
     This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.
     We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,
/s/ BLANK ROME LLP